Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 20, 2023, Quince Therapeutics, Inc. (“Quince” or the “Company”) completed its previously announced acquisition (the “EryDel Acquisition”) of EryDel S.p.A. (“EryDel”), pursuant to that certain Stock Purchase Agreement, dated as of July 21, 2023, (the “Purchase Agreement”), by and among the Company, EryDel, EryDel Italy, Inc., holders of EryDel capital stock and the managers of EryDel (the “EryDel Shareholders”) and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of the EryDel Shareholders.

In connection with the EryDel Acquisition, the Company issued 6,525,315 shares of common stock of the Company to the EryDel Shareholders, resulting in the EryDel Shareholders owning approximately 15.2% of the outstanding common stock of the Company. Up to an additional 725,036 shares of the Company’s common stock may be issued to the EryDel Shareholders upon the first anniversary of the closing of the EryDel Acquisition. The EryDel Shareholders have a contingent right to receive up to an aggregate of $485,000,000 in potential cash payments, comprised of up to $5,000,000 upon the achievement of a specified development milestone, $25,000,000 at NDA acceptance, up to $60,000,000 upon the achievement of specified approval milestones, and up to $395,000,000 upon the achievement of specified on market and sales milestones, with no royalties paid to EryDel.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 combines the historical consolidated statements of operations of Quince and EryDel, giving effect to the EryDel Acquisition as if it had occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical consolidated balance sheets of Quince and EryDel, giving effect to the EryDel Acquisition as if it had occurred on September 30, 2023.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•

Quince’s audited consolidated financial statements, and related notes thereto, for the year ended December 31, 2022, included in Quince’s Annual Report on Form 10-K for the year ended December 31, 2022;

•

Quince’s unaudited condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2023, included in Quince’s Quarterly Report on Form 10-Q for the period ended September 30, 2023;

•	EryDel’s audited financial statements as of and for the year ended December 31, 2022, included as Exhibit 99.1 to this Form 8-K/A;

•	EryDel’s unaudited financial statements as of and for the three and nine months ended September 30, 2023 and 2022, included as Exhibit 99.2 to this Form 8-K/A; and

•	The accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11, Pro Forma Financial Information, under Regulation S-X of the Exchange Act, and is for illustrative and informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

QUINCE THERAPEUTICS, INC., AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(in thousands, except share and per share amounts)

	Quince	EryDel (a)	Pro Forma Adjustments			Pro Forma Combined Company
ASSETS
Current assets:
Cash and cash equivalents	$21,632	$792	$(2,654)	(b	)	$19,770
Short term investments	61,593	—	—			61,593
Prepaid expenses and other current assets	1,448	6,053	—			7,501
Note receivable	500	—	(500)	(c	)	—

Total current assets	85,173	6,845	(3,154)			88,864

Assets held for sale	82	—	—			82
Property and equipment, net	5	236	2	(d	)	243
Operating lease right-of-use assets, net	48	368	—			416
Intangible asset	—	—	61,115	(e	)	61,115
Goodwill	—	—	12,410	(f	)	12,4105
Other assets	78	5,910	—			5,988

Total assets	$85,386	$13,359	$70,373			$169,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$409	$1,816	$—			$2,225
Debt, current	—	491	(491)	(c	)	—
Contingent liabilities, current	—	—	3,992	(i	)	3,992
Accrued expenses and other current liabilities	1,844	2,453	1,054	(g	), (j), (h)	5,351
Short-term lease liability	—	—	68	(j	)	68

Total current liabilities	2,253	4,760	4,623			11,636
Long-term operating lease liabilities	—	300	—			300
Post-retirement benefit plans	—	67	—			67
Contingent liabilities, non-current	—	—	52,154	(i	)	52,154
Debt, non-current	—	11,859	2,662	(k	)	14,521
Other non-current liabilities	—	445	—			445

Total liabilities	2,253	17,431	59,439			79,123

Stockholders’ equity:
Common stock	36	4,498	(4,491)	(l	)	43
Additional paid in capital	393,331	80,764	(73,599)	(l	)	400,496
Accumulated other comprehensive income (loss)	516	(177)	177	(l	)	516
Accumulated deficit	(310,750)	(89,157)	88,847	(l	)	(311,060)

Total stockholders’ equity	83,133	(4,072)	10,934			89,995

Total liabilities and stockholders’ equity	$85,386	$13,359	$70,373			$169,118

QUINCE THERAPEUTICS, INC., AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except share and per share amounts)

	Quince	EryDel (a)	Pro Forma Adjustments			Pro Forma Combined Company
Operating expenses:
Research and development	$6,013	$2,875	$—			$8,888
General and administrative	12,786	3,998	17	(b	), (c)	16,801
Intangible asset impairment charge	5,900	—	—			5,900

Total operating expenses	24,699	6,873	17			31,589

Loss from operations	(24,699)	(6,873)	(17)			(31,589)
Interest expense	—	(1,443)	—			(1,443)
Interest income	2,464	—	—			2,464
Other expense, net	(504)	—	—			(504)

Net loss before income tax benefit	(22,739)	(8,316)	(17)			(31,072)

Income tax benefit (loss)	248	(21)	—			227

Net loss	(22,491)	(8,337)	(17)			(30,845)

Net loss per share - basic and diluted	$(0.63)					$(0.73)	(d	)

Weighted average shares of common stock outstanding - basic and diluted	35,941,234		6,525,315	(d	)	42,466,549	(d	)

QUINCE THERAPEUTICS, INC., AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

	Quince	EryDel (a)	Pro Forma Adjustments			Pro Forma Combined Company
Operating expenses:
Research and development	$25,178	$7,204	$—			$32,382
General and administrative	26,012	4,367	332	(b	), (c)	30,711
Goodwill impairment charge	825	—	—			825

Total operating expenses	52,015	11,571	332			63,918

Loss from operations	(52,015)	(11,571)	(332)			(63,918)
Interest expense	—	(1,603)	—			(1,603)
Interest income	1,068	—	—			1,068
Other expense, net	(997)	—	—			(997)

Net loss before income tax benefit	(51,944)	(13,174)	(332)			(65,450)

Income tax benefit (loss)	284	(81)	—			203

Net loss	(51,660)	(13,255)	(332)			(65,247)

Net loss per share - basic and diluted	$(1.54)					$(1.63)	(d	)

Weighted average shares of common stock outstanding - basic and diluted	33,496,534		6,525,315	(d	)	40,021,849	(d	)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The acquisition is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations (ASC 805). Under the acquisition method, the total estimated purchase price as described in Note 2 is measured at the closing date of the acquisition using the market price of Quince common stock at that time plus the preliminary estimated fair value of other consideration.

Quince has performed a preliminary valuation analysis of the fair value of the EryDel assets to be acquired and liabilities to be assumed and the related allocations of the estimated consideration to such items and conformed the accounting policies of EryDel to its own accounting policies. The unaudited pro forma condensed combined financial statements will differ from ultimate amounts once Quince has determined the final purchase accounting, for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other analyses are finalized. Accordingly, the final allocation of the EryDel Acquisition consideration, which will be determined within the permissible measurement period under ASC 805, and its effect on the results of operations, may differ materially from the estimated allocation and unaudited pro forma combined amounts included herein.

The unaudited pro forma condensed combined financial statements also do not reflect any cost savings or operating synergies that the combined company may achieve as a result of the acquisition, the total expected costs to integrate the operations of Quince and EryDel, or the total expected costs necessary to achieve such cost savings and operating synergies. Although the Company believes that certain cost savings may result from the EryDel Acquisition, there can be no assurance that these cost savings will be achieved.

Note 2. Estimate of Consideration Transferred and Preliminary Purchase Price Allocation

The transaction was accounted for as a business combination in accordance with ASC 805, and as such, assets acquired, liabilities assumed, and consideration transferred were recorded at their estimated fair values on the acquisition date. The fair value of the assets and liabilities in the unaudited pro forma condensed combined financial statements are based upon a preliminary assessment of fair value and may change as valuations for certain tangible assets, intangible assets and contingent liabilities are finalized. The Company expects to finalize the purchase price allocation as soon as practicable, but no longer than one year from the acquisition date. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the combined company.

The fair value of the consideration totaled $66.0 million, summarized as follows (in thousands):

Fair Value of Consideration
Cash (a)	$2,654
Value of Quince common stock(b)	7,172
Contingent earn-out(c)	56,146

Fair value of total consideration transferred	$65,972

(a)	Includes $2.7 million of seller expense paid by Quince on behalf of EryDel.

(b)

Pursuant to the stock purchase agreement, the aggregate stock consideration at closing consisted of 7,250,351 shares of Quince common stock valued at $0.989 per share on October 20, 2023. At closing, we withheld 725,036 shares of common stock (the “Indemnity Holdback Shares”), which such Indemnity Holdback Shares shall be withheld, issued, and released to the Shareholder upon the first anniversary of the close of acquisition to the extent provided in the stock purchase agreement if not cancelled in satisfaction of the Shareholders’ indemnification obligations, if any. The pro forma financial statements reflect the fair value of the Indemnity Holdback Shares within equity. The Company is still in the process of completing its accounting analysis of the Holdback shares and their classification within its financial statements. Accordingly, the accounting for such shares is subject to change.

(c)

Contingent earn-out related to Shareholders’ contingent right to receive up to an aggregate of $485,000,000 in potential cash payments upon certain milestones related to development and sales milestones. The fair value of the contingent earn-out is estimated based on the expected earnout payment adjusted for probabilities and then discounted with a discount factor that accounts for the ability to pay and the time value of money

The following table summarizes the preliminary allocation of the consideration paid for EryDel to the preliminary estimated fair value of the assets acquired and liabilities assumed at the acquisition date, with the excess recorded to goodwill (in thousands).

Preliminary estimate of the assets acquired and liabilities assumed	Estimated Fair Value
Assets acquired:
Cash	$561
Tax assets	4,911
Other current assets	1,189
Property and equipment, net	238
Operating lease right-of-use assets, net	364
Other non-current assets	5,902
Intangible assets	61,115
Goodwill	12,410

Total assets acquired	86,690
Liabilities assumed:
Trade payables	(2,395)
Accrued expenses and other current liabilities	(3,428)
Debt, non-current	(14,521)
Other non-current liabilities	(374)

Total liabilities assumed	(20,718)

Fair value of total consideration transferred	$65,972

The preliminary purchase price allocation above, which is as of the acquisition date of October 20, 2023 has been used to prepare the transaction accounting adjustments in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations.

Based on the preliminary results of the valuation analysis, Quince has allocated approximately $61.1 million of the purchase price to identifiable intangible assets. The following table summarizes the major classes of intangible assets, the respective weighted-average amortization periods, and pro forma amortization:

			Pro Forma Amortization
	Estimated Fair Value	Weighted Average Amortization Period	Year ended December 31, 2022	Nine months ended September 30, 2023
	(in thousands)	(Years)	(in thousands)	(in thousands)
Identifiable Intangible Assets
IPR&D (a)	$60,655	Indefinite	$—	$—
Tradename	460	21	22	17

	$61,115		$22	$17

(a)

In Process research and development (“IPR&D”) assets are initially recognized at fair value and are classified as indefinite lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after consummation of the acquisition, these assets will not be amortized. Such IPR&D projects will become amortizable when applicable products, which are currently in various stages of development, are complete.

The fair values of assets acquired and liabilities assumed are based on preliminary estimates of fair values as of the acquisition date. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts. Amounts preliminarily allocated to intangible assets and goodwill may change significantly, and amortization methods and useful lives may differ from the assumptions that have been used in this unaudited pro forma combined condensed financial information, any of which could result in a material change in operating expenses.

Note 3. Pro Forma Adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

(a)

Reflects the unaudited consolidated balance sheet for EryDel as of September 30, 2023. The unaudited consolidated financial statements of EryDel are presented in euros, its reporting currency. The following summarizes currency exchange rates used to translate financial information from euro to U.S. dollar:

Spot rate September 30, 2023	1.0594

(b)

Reflects an adjustment to cash on hand that is payable upon consummation of the acquisition as follows: (i) $2,626 thousand representing the seller’s expense paid by Quince, on behalf of EryDel; and (ii) $28 thousand representing the cash consideration for the EryDel USA, Inc. subsidiary.

(c)	Represents the adjustment to eliminate the promissory note between Quince and EryDel’s historical unaudited balance sheet as a result of purchase accounting.

(d)	Represents the adjustment of $2 thousand to record the property, plant and equipment acquired at their estimated fair value.

(e)	Represents the adjustment to record the intangible assets at their estimated fair value of $61,115 thousand. See Note 2 for further details.

(f)

Represents the adjustment to record the purchase price paid in excess of the preliminary estimated fair value of assets acquired and liabilities assumed. See Note 2 for further details on the purchase price allocation and goodwill.

(g)	Represents the adjustments related to acquisition-related cost incurred after September 30, 2023, reflected in increased Accrued expenses and other current liabilities of $310 thousand.

(h)	Represents the adjustment to record fair value to Accrued expenses and other current liabilities of $812 thousand.

(i)	Represents the adjustment to record the estimated fair value of the contingent earn-out of $56,146 thousand, comprised of $3,992 thousand current and $52,154 thousand non-current.

(j)	Reflects a reclassification adjustment to decrease Accrued expenses and other current liabilities and increase Short-term lease liability for presentation purposes, $68 thousand.

(k)	Represents the fair value adjustment associated with debt assumed in the EryDel Acquisition, including additional remuneration of $2,662 thousand.

(l)	Reflects adjustments to eliminate EryDel’s historical equity balances and record estimated consideration at fair value (in thousands):

Common stock issued as part of equity consideration of the acquisition	$7
Elimination of EryDel historical common stock	(4,498)

Pro forma adjustment to common stock	$(4,491)

Equity consideration recorded as paid-in capital in excess of par value	$7,165
Elimination of EryDel historical paid-in capital in excess of par value	(80,764)

Pro forma adjustment to paid-in capital in excess of par value	$(73,599)

Elimination of EryDel historical accumulated other comprehensive loss	$177

Pro forma adjustment to accumulated other comprehensive loss	$177

Acquisition expenses	(310)
Elimination of EryDel historical beginning accumulated deficit	89,157

Pro forma adjustment to accumulated deficit	$88,847

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the Nine Months Ended September 30, 2023 and the Year Ended December 31, 2022

(a)

Reflects the unaudited consolidated statement of operations and comprehensive loss for EryDel for the period ended September 30, 2023 and the audited consolidated financial statements for EryDel for the year ended December 31, 2022. The historical consolidated financial statements of EryDel are presented in euros, its reporting currency. The following table summarizes currency exchange rates used to translate historical financial information from euro to U.S. dollar:

Average rate nine months ended September 30, 2023	1.0833
Average rate 2022	1.0530

(b)

Reflects the adjustments of $17 thousand for the nine months ended September 30, 2023 and $22 thousand for the year ended December 31, 2022 and to reflect the estimate of intangible asset amortization based on the specific useful life assigned to the definite-lived intangible asset (21 years).

(c)

Reflects the acquisition-related costs incurred by Quince subsequent to September 30, 2023 and are reflected in (1) accumulated deficit and accrued expenses in the pro forma balance sheet and (2) general and administrative expenses in the pro forma statement of operations for the year ended December 31, 2022. These transaction costs will not recur in the combined Quince’s statement of operations beyond 12 months after the transaction.

(d)

Reflects the issuance of 6,525,315 shares of Quince common stock to EryDel shareholders as part of the stock purchase agreement. The 725,036 Indemnity Holdback Shares have been excluded from basic and diluted EPS as the conditions for their release will not be met until the first anniversary of the close of acquisition to the extent provided in the stock purchase agreement to satisfy the Shareholders’ indemnification obligations, if any.

	Nine Months Ended September 30, 2023		Year Ended December 31, 2022
	Basic	Diluted	Basic	Diluted
Quince weighted-average shares outstanding	35,941,234	35,941,234	33,496,534	33,496,534
New Quince shares issued	6,525,315	6,525,315	6,525,315	6,525,315

Pro forma combined shares outstanding	42,466,549	42,466,549	40,021,849	40,021,849